Exhibit 99.1

       Black Hills Corporation Declares 33rd Consecutive Dividend Increase and Announces Quarterly Earnings Conference Call

     RAPID CITY, SD-February 3, 2003-At a meeting held January 29, 2003, the Board of Directors of Black Hills Corporation (NYSE: BKH) declared quarterly dividends on the common and preferred stock, resulting in the 33rd consecutive annual common dividend increase.

     Common shareholders will receive 30 cents per share, equivalent to an annual dividend rate of $1.20, which is a 3.4 percent increase over the dividend rate for 2002. Preferred shareholders, whose holdings are related to a Company acquisition, will receive $11.037 per share, an amount which represents 1 percent per annum computed on the basis of $1,000 per share plus a common stock dividend equivalence. Dividends will be payable March 1, 2003, to all shareholders of record at the close of business on February 14, 2003.

     The Company will issue its fourth quarter and year-end 2002 financial results on Thursday, February 6, 2003.

     In conjunction with the earnings release, the Company will also conduct a conference call on Friday, February 7, 2003 at 11:00 a.m. Eastern Time to discuss financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (800) 450-0819. When prompted, indicate that you wish to participate in the "Black Hills Quarterly Earnings Conference Call."

     A replay of the conference call is available through Friday, February 14, 2003 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 674105.

     Black Hills Corporation (www.blackhillscorp.com) is a diverse energy and communications company with three business groups: Black Hills Energy, the integrated, nonregulated energy subsidiary which generates electricity, produces natural gas, oil and coal and markets energy; Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Black Hills FiberCom, a broadband communications company offering bundled telephone, high speed Internet and cable entertainment services.



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